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                                                                       EXHIBIT 8

                                October 19, 2000

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, OH 45263

               RE: Proxy Statement of Ottawa Financial Corporation and Prospectus of Fifth Third Bancorp

Dear Sirs:

         We have acted as counsel to Fifth Third Bancorp in connection with the Registration Statement on Form S-4, relating to the registration of 4,700,000 shares of Fifth Third Bancorp to be issued in the merger pursuant to the affiliation agreement by and between Fifth Third Bancorp and Ottawa Financial Corporation dated as of August 31, 2000.

         We hereby confirm that the opinions that we have been asked to give in connection with the merger of Ottawa Financial Corporation into Fifth Third Bancorp, as described in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences", constitute our opinions with respect to certain material federal income tax consequences of the merger, subject to the assumptions described therein and assuming that we receive the representation letters referred to therein. This opinion is not intended to be the opinion that satisfies the request you have made of us in connection with the merger.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                                      Very truly yours,

                                                      Graydon Head & Ritchey LLP


                                                      By: MARK E. SIMS
                                                          ------------
                                                          Mark E. Sims, Partner